Exhibit B

                             [Andrews Letterhead]

                                        March 6, 1997

          Marvel Entertainment Group, Inc.
          387 Park Avenue South
          New York, New York 10016
          Attention:  Paul E. Shapiro, Esq., General Counsel

          Dear Sirs:

                    Pursuant to Section 7.1(b)(i) of the Stock
          Purchase Agreement (the "Agreement"), dated as of
          December 27, 1996, by and between Andrews Group
          Incorporated ("Andrews") and Marvel Entertainment Group, Inc., Andrews hereby terminates the Agreement.

                                        Very truly yours,

                                   ANDREWS GROUP INCORPORATED

                                   By: /s/ Barry F. Schwartz



          cc:  Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, New York  10153
               Attention:  Simon Gold, Esq.